Citi Institutional Enhanced Income Fund
On October 21, 2005, a Special Meeting of Shareholders was held for the following purposes:
1) to approve a new management agreement and 2) to elect
Trustees. The following table provides
the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special
Meeting of Shareholders.
1. Approval of New Management Agreement

				Votes For 		Votes Against
New Management Agreement 	41,043,019.280		34,827.080
2. Election of Trustee Nominees1
Nominees:			Votes For 		Authority Withheld
Elliot J. Berv 			20,827,768,469.850	382,072,043.200
Donald M. Carlton 		20,827,768,774.850	382,071,738.200
A. Benton Cocanougher 		20,827,768,774.850	382,071,738.200
Mark T. Finn 			20,829,314,668.160	380,525,844.890
R. Jay Gerken 			20,827,768,774.850	382,071,738.200
Stephen Randolph Gross 		20,827,768,774.850	382,071,738.200
Diana R. Harrington 		20,826,756,929.850	383,083,583.200
Susan B. Kerley 		20,827,768,774.850	382,071,738.200
Alan G. Merten 			20,828,303,128.160	381,537,384.890
R. Richardson Pettit 		20,827,768,774.850	382,071,738.200

1 Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series
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